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                                                                   EXHIBIT 23.2

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of (i) our reports dated March 1, 1996 included in Security Capital Industrial Trust's Form 10-K for the year ended December 31, 1995, (ii) our report dated April 19, 1996 included in Security Capital Industrial Trust's Form 10-Q for the quarterly period ended March 31, 1996, and (iii) our report dated July 31, 1995 on the combined statement of revenue and certain expenses for Group E properties and to all references to our Firm included in this registration statement.

                                          /s/ Arthur Andersen LLP

Chicago, Illinois
May 30, 1996